================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BANK PLUS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             BANK PLUS CORPORATION

                            4565 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90039

                                                                 March 31, 1997

Dear Stockholder:

  You are cordially invited to attend the 1997 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company"). The Annual Meeting will be held on Wednesday, April 30, 1997, at 11:00 a.m. at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039. At the Annual Meeting, you will be asked (i) to elect three persons to the Board of Directors of the Company; (ii) to approve certain amendments to and a restatement of the Company's 1996 Stock Option Plan; (iii) to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1997; and (iv) to transact such other business as may properly come before the Annual Meeting. Following the meeting, management will be pleased to answer your questions about the Company.

  Your Board of Directors has approved the nominees for election as set forth in the accompanying Proxy Statement as being in the best interests of the Company and recommends that you vote (1) FOR the persons it has nominated for election to the Board of Directors, (2) FOR approval of the amendments to and restatement of the 1996 Stock Option Plan, and (3) FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants.

  I HOPE YOU WILL BE ABLE TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.

  If you have any questions, please call Neil L. Osborne, the Company's Investor Relations Officer, at (818) 549-3116. I look forward to seeing you on Wednesday, April 30, 1997.

                                          Sincerely,

                                          /s/ Norman Barker, Jr.

                                          Norman Barker, Jr.
                                          Chairman of the Board

                             BANK PLUS CORPORATION

             4565 COLORADO BOULEVARD LOS ANGELES, CALIFORNIA 90039

                               ----------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

   The 1997 annual meeting of stockholders (the "Annual Meeting") of Bank Plus Corporation (the "Company") will be held at the corporate headquarters of the Company at 4565 Colorado Boulevard, Los Angeles, California 90039 on Wednesday, April 30, 1997, at 11:00 a.m. local time for the following reasons:

    1. To elect three persons to the Board of Directors of the Company;

    2. To approve certain amendments to and a restatement of the Company's 1996 Stock Option Plan;

    3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1997; and

    4. To transact such other business as may properly come before the Annual Meeting or any or all adjournments or postponements thereof.

   Only holders of Common Stock, $0.01 par value, of record at the close of business on March 26, 1997 will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the corporate headquarters of the Company.

  EACH HOLDER OF COMMON STOCK, EVEN THOUGH HE OR SHE MAY NOW PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                         By Order of the Board of Directors,

                                         /s/ Godfrey B. Evans

                                         Godfrey B. Evans
                                         Corporate Secretary

March 31, 1997

                             BANK PLUS CORPORATION

                            4565 COLORADO BOULEVARD
                         LOS ANGELES, CALIFORNIA 90039

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 30, 1997

                               ----------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

  This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Bank Plus Corporation ("Bank Plus" or the "Company") for use at the 1997 Annual Meeting of Stockholders of Bank Plus to be held at the time and place, and for the purposes, set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Annual Meeting"). It is anticipated that the Proxy Statement will first be mailed to the holders of the Company's common stock, $0.01 par value (the "Common Stock"), on or about March 31, 1997.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (1) attending the Annual Meeting and voting in person, (2) executing and delivering a proxy for the Annual Meeting bearing a later date, or (3) delivering written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

  The expense of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the materials used in the solicitation of proxies for the Annual Meeting will be borne by the Company. Following the mailing of this Proxy Statement, solicitation of proxies may be made by mail, or by personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by directors, officers, financial advisors and employees of the Company, none of whom will be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy Statement to stockholders whose Common Stock is entitled to be voted at the Annual Meeting and is held of record by these entities. In addition, the Company has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies. D.F. King may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of Common Stock of record to forward proxy soliciting material to the beneficial owners of such shares. For these services, the Company will pay D.F. King a fee estimated not to exceed $3,000, plus reimbursement for reasonable out-of-pocket expenses.

                               VOTING SECURITIES

  The Board of Directors has fixed the close of business on March 26, 1997, as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). The Company is authorized to issue 78.5 million shares of Common Stock, which is the only class of the Company's capital stock entitled to vote at the Annual Meeting. On the Record Date, 18,245,265 shares of Common Stock were outstanding and entitled to vote.

  Each share of Common Stock entitles the record holder on the Record Date to one vote on each proposal to be voted on at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum. Abstentions, including those stockholders who attend the Annual Meeting but abstain from voting, and those stockholders who return their proxy cards to the Company indicating abstention from voting, will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Directors will be elected (Proposal Number 1) by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Approval of the amendments to and restatement of the 1996 Stock Option Plan (Proposal Number 2), ratification of the appointment of the Company's independent public accountants (Proposal Number 3) and any stockholder proposals that properly come before the Annual Meeting require the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, at the Annual Meeting.

                              PROPOSAL NUMBER 1:
                             ELECTION OF DIRECTORS

  At the Annual Meeting, stockholders of Bank Plus will be asked to vote on the election of three directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected directors of the Company. To fill these three board positions, the enclosed proxy, unless indicated to the contrary, will be voted FOR the nominees listed below and on the enclosed proxy card.

  Set forth below are the names of the persons nominated by the Board of Directors for election as directors at the Annual Meeting. Your proxy, unless otherwise indicated, will be voted FOR the election of Messrs. Burnside and Sullivan and Ms. Lee to serve for terms of three years. For a description of each nominee's principal occupation and business experience during the last five years and present directorships, please see the following section entitled "Directors and Executive Officers--Directors."

  Bank Plus has been advised by each nominee named in this Proxy Statement that he or she is willing to be named as such herein and is willing to serve as a director if elected. However, if any of the nominees should be unable to serve as a director, the enclosed proxy will be voted in favor of the remainder of those nominees not opposed by the stockholder on such proxy and may be voted for a substitute nominee selected by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. BURNSIDE AND SULLIVAN AND MS. LEE AS DIRECTORS OF BANK PLUS.

                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

  The following table sets forth the names and certain information with respect to the three persons nominated by the Board of Directors for election as directors of Bank Plus at the Annual Meeting and each other director of Bank Plus who will continue to serve as a director after the Annual Meeting. Except for Mr. Sullivan, each nominee and each director listed below served on the board of directors of Fidelity Federal Bank, A Federal Savings Bank ("Fidelity" or the "Bank") prior to becoming a director of Bank Plus. Fidelity is a wholly-owned subsidiary of Bank Plus, and Bank Plus became the holding company for Fidelity on May 16, 1996 (the "Reorganization").

    NOMINEES FOR          FOR TERM  DIRECTOR
      DIRECTOR        AGE TO EXPIRE SINCE(1) POSITIONS HELD WITH BANK PLUS
    ------------      --- --------- -------- -----------------------------
Waldo H. Burnside     68    2000      1994     Director
Lilly V. Lee          66    2000      1994     Director
Mark Sullivan III     55    2000      1997     Director

CONTINUING DIRECTORS
--------------------
Norman Barker, Jr.    74    1998      1994     Chairman and Director
Richard M. Greenwood  49    1999      1992     Vice Chairman, President,
                                               Chief Executive Officer
                                               and Director
George Gibbs, Jr.     66    1999      1994     Director
Gordon V. Smith       64    1998      1996     Director

--------
(1) For periods prior to May 16, 1996, the relevant director served as a director of Fidelity.

  Set forth below is certain information concerning the principal occupation and business experience of each of the persons listed in the table above during the past five years.

NOMINEES FOR DIRECTOR

  MS. LEE is the Chairman of the Board of Lilly International, Inc. and a director of Fidelity and Gateway Investment Services, Inc., a wholly-owned subsidiary of the Company ("Gateway"). Ms. Lee currently serves as Chairman of the Board of the Thrift Depositor Protection--Regional Oversight Board and on the boards of a number of political, educational, charitable and industry organizations.

  MR. BURNSIDE served as President of Carter Hawley Hale Stores, Inc. until his retirement in 1991. He was a director of both Bank of America, N.A. and BankAmerica Corp. from 1992 until 1993. Mr. Burnside currently serves as a director of the Automobile Club of Southern California and as a member of the boards of a number of educational, charitable, and municipal service organizations.

  MR. SULLIVAN is a co-founder of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of non-guaranteed small business loans, and has served as its President since 1996. From 1989 through 1996, Mr. Sullivan practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters. Mr. Sullivan was elected to the Board on November 20, 1996 to replace Mel Goldsmith, who retired from the Board.

CONTINUING DIRECTORS

  MR. BARKER was Chairman of the Board and Chief Executive Officer of First Interstate Bank of California until his retirement in 1986. He has served as the Chairman of the Board of Pacific American Income Shares, a bond fund, since 1974. Mr. Barker also serves as a director of TCW Convertible Securities, Inc., American Health Properties, Inc., and ICN Pharmaceuticals, Inc.

  MR. GREENWOOD joined Fidelity in June 1992 as President and Chief Executive Officer and served as Chairman of the Board from June 1992 to August 1994. Since the Reorganization in May 1996, Mr. Greenwood has served as Vice Chairman, President and Chief Executive Officer of Bank Plus, and as Chairman of the Board and Chief Executive Officer of Fidelity. Prior to joining Fidelity, he served as Chief Financial Officer of CalFed, Inc. and California Federal Bank from 1990 to 1992. Mr. Greenwood also served as President and Chief Executive Officer and a director of Citadel Holding Corporation ("Citadel") from June 1992 to August 1994.

  MR. GIBBS has been a principal and senior vice president of Johnson & Higgins, an insurance agency, since 1987. Prior to joining Johnson & Higgins in 1987, he was with Stewart Smith West for 33 years where he was the founding director of Associated International Insurance Company and Calvert Insurance Company, two insurance companies organized by the Stewart Smith West organization. Mr. Gibbs currently serves as a director of Bank Plus and Fidelity, on the board of First Alliance Corporation and on the boards of a number of educational and charitable trusts and foundations. Johnson & Higgins is the Company's insurance broker and a consultant to the Company on certain health benefit matters. See "Related Party Transactions--Insurance Commissions" and "--First Alliance Transaction."

  MR. SMITH is chairman, founder and principal stockholder of Miller & Smith, Inc., a diversified real estate investment and construction company in the Washington, D.C. area. Mr. Smith also serves as a director of Crown North Corporation, a real estate management company located in Columbus, Ohio. From 1987 until 1993, he served as Chairman of the Board, Chief Executive Officer and director of Providence Savings and Loan Association in Virginia.

COMMITTEES OF THE BOARD OF DIRECTORS

  In 1996 Bank Plus had standing Executive, Audit and Compensation/Stock Option Committees. The principal responsibilities of these committees and the number of meetings of each held in 1996, both by Bank Plus and by Fidelity prior to the Reorganization, appear below.

  Executive Committee. Subject to the authority conferred on the Company's other committees, the Executive Committee is empowered to exercise all authority in lieu of the Board which may be exercised by a committee of the Board pursuant to applicable law. In January 1996, the responsibilities of the Nominating Committee were assumed by the Executive Committee. The Executive Committee held six meetings in 1996. Any stockholder who wishes to recommend a prospective nominee for the Board of Directors for the Executive Committee's consideration may do so by giving the candidate's name and qualifications to the Secretary of the Company, 4565 Colorado Boulevard, Los Angeles, California 90039. The members of the Executive Committee are Mr. Greenwood, Chairman, and Messrs. Barker and Gibbs and Ms. Lee.

  Audit Committee. The Audit Committee is a joint committee with Fidelity's Audit Committee. Its responsibilities are generally to assist the Board and Fidelity's Board in fulfilling their legal and fiduciary responsibilities relating to accounting, audit and financial reporting policies and practices of the Company and its subsidiaries. The Audit Committee also, among other things, recommends to the Board the engagement of the Company's independent accountants; monitors and reviews the quality and activities of the Company's internal audit function and those of its independent accountants; and monitors the adequacy of the Company's operating and internal controls as reported by management, the independent accountants and internal auditors. In 1996, Fidelity's Audit Committee held two meetings prior to the Reorganization, and the joint Audit Committee held three meetings following the Reorganization. The Bank Plus members of the joint Audit Committee are Mr. Gibbs, Chairman, and Mr. Burnside.

  Compensation/Stock Option Committee. The Compensation/Stock Option Committee is a joint committee with Fidelity's Compensation/Stock Option Committee. It is authorized to review salaries and compensation, including non-cash benefits, of directors, officers and other employees of the Company and its subsidiaries and to recommend to the Board salaries, remuneration and other forms of additional compensation and benefits as it deems necessary. The joint Compensation/Stock Option Committee held four meetings in 1996. The Bank Plus members of the joint Compensation/Stock Option Committee are Mr. Barker, Chairman, and Mr. Smith.

MEETINGS OF THE BOARD OF DIRECTORS

  In 1996, there were six meetings of the Board of Directors of Bank Plus and six meetings of the board of directors of Fidelity prior to the Reorganization. All directors attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which they serve, in each case, after the election of such individual to the Board or such committee.

EXECUTIVE OFFICERS

  Set forth below are the executive officers of the Company and the Bank (other than Mr. Greenwood--see "Continuing Directors" above), together with the positions currently held by those persons.

 NAME                       AGE   POSITION HELD WITH BANK PLUS OR SUBSIDIARY
 ----                       ---   ------------------------------------------
 James E. Stutz............  53 President of Fidelity
 Stephen J. Austin.........  57 Executive Vice President and Internal Audit
                                Director of Fidelity
 Robert P. Condon..........  55 Executive Vice President of Fidelity, Vice
                                Chairman and Chief Executive Officer of
                                Gateway and President of Citadel Service
                                Corporation
 Godfrey B. Evans..........  43 Executive Vice President, General Counsel and
                                Corporate Secretary of Bank Plus and Fidelity
 William L. Sanders........  50 Executive Vice President and Chief Financial
                                Officer of Bank Plus and Fidelity
 W.C. Taylor III...........  39 Executive Vice President and Chief Lending
                                Officer of Fidelity
 Dennis J. McNamara........  43 Senior Vice President and Treasurer of
                                Fidelity
 Richard M. Villa..........  32 Senior Vice President, Controller and Chief
                                Accounting Officer of Bank Plus and Fidelity

  MR. STUTZ joined Fidelity in January 1994 as Executive Vice President, Retail Banking. Prior to joining Fidelity, Mr. Stutz served since 1985 as Executive Vice President and Chief Operating Officer, Consumer Banking, of HomeFed Bank, where he was responsible for a 215 branch network. Mr. Stutz was also Chairman, President and Chief Executive Officer of Columbus Savings, a wholly owned subsidiary of HomeFed Corporation, where he was responsible for the consolidation of several savings institutions and the subsequent merger of the company into HomeFed Bank. Mr. Stutz became President of Fidelity on June 1, 1996.

  MR. AUSTIN joined Fidelity in November 1995 as Senior Vice President and Internal Audit Director. Before joining Fidelity, Mr. Austin was employed at Union Federal Bank in Brea, California from 1991 until 1995 in various financial management positions including, most recently, Senior Vice President and Chief Financial Officer. Mr. Austin became an Executive Vice President of the Bank on June 1, 1996.

  MR. CONDON joined Gateway as President and Chief Executive Officer in September 1993. In November 1994, Mr. Condon also became an Executive Vice President of Fidelity. Prior to joining Gateway, Mr. Condon served as General Manager of WellPoint Life Insurance Company, a subsidiary of Blue Cross of California. Before that, he was President and Chief Executive Officer of CalFed Investment Services, in charge of the development and sale of alternative investment products through the bank branch network.

  MR. EVANS joined Fidelity as Senior Vice President and Senior Corporate Counsel in 1987 and has been General Counsel and Corporate Secretary of Fidelity since 1989 and 1990, respectively, and of Bank Plus since its formation. Mr. Evans became an Executive Vice President of Fidelity in April 1994.

  MR. SANDERS was named Executive Vice President and Chief Financial Officer of Fidelity in December 1995 and has served in those positions with Bank Plus since its formation. Before joining Fidelity, Mr. Sanders served as Chief Financial Officer of H.F. Ahmanson & Co. and Home Savings of America, F.S.B. from 1992 to 1993, and as Chief Financial Officer and Treasurer of First Executive Corporation from 1990 until 1992.

  MR. TAYLOR joined Fidelity in May 1993 as Senior Vice President in charge of loan administration and was appointed Chief Lending Officer in September 1994. From 1992 through 1993, Mr. Taylor was employed as a Senior Vice President and Senior Lending Officer at Metrobank Home Lenders. Mr. Taylor became an Executive Vice President of Fidelity in September 1994.

  MR. MCNAMARA joined Fidelity in August 1996 as Senior Vice President & Treasurer. Before that, he worked for Kleinwort Benson, an investment banking concern, for eight years, serving most recently as a managing director for Kleinwort Benson Capital Management. He holds an MBA from the University of Chicago.

  MR. VILLA joined Fidelity in April 1996 as Vice President and Corporate Planning Manager. Before joining Fidelity, Mr. Villa worked as an audit manager in the internal audit department of Union Bank and, from 1993 until 1996, was employed as a manager by the public accounting firm of Deloitte & Touche LLP. Mr. Villa was named Senior Vice President and Controller of Bank Plus and Fidelity in February 1997.

                      COMPENSATION/STOCK OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The report of the Compensation/Stock Option Committee (the "Committee") shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts or regulations.

COMMITTEE COMPOSITION

  The Committee is composed of independent, non-employee members of Bank Plus' Board of Directors and is advised by members of management and outside experts in the field of compensation program design. The Committee administers, reviews, and recommends for full Board approval each of the elements of the executive compensation program of Bank Plus and its subsidiary, Fidelity Federal Bank (the "Bank").

COMPENSATION PHILOSOPHY

  It is the philosophy of the Committee, Bank Plus and the Bank to provide executives with total compensation opportunities that are competitive with the marketplace while emphasizing stock ownership over annual cash compensation. To ensure competitiveness, the Committee reviews compensation levels of a peer group of California financial institutions considered as competitors for executive talent.

  Compensation practices (i.e., program design) of the California peer group and of similar size U.S. financial institutions are also reviewed to assess compensation design "best practices", namely programs which encourage executive ownership and strengthen the alignment of executives and Bank Plus stockholders.

ANNUAL CASH COMPENSATION

 Base Salary

  Each year, the Committee reviews the salary levels of the executive officers for external competitiveness, internal equity, and individual contribution; however, salary increases are generally administered in 18 month or longer cycles, excluding promotional adjustments. Based on input from management, the Committee develops its recommendations for salary increases, if any, and presents them to the Board for approval. During 1996, three executive officers received salary increases, including a 9% increase for Mr. Evans effective January 1996.

  The Board approved 1997 salary increases for executive officers at its January 1997 meeting. Messrs. Condon and Stutz each received a 25% increase effective immediately, representing the first salary increase each executive has received since 1994. Mr. Sanders also received a 25% increase, to be effective June 1997, representing his first salary increase since he was hired in December 1995. Mr. Evans received a 11% increase, also effective June 1997.

 Annual Incentive

  There has been no formal annual incentive plan for Bank Plus executives; however, in 1995, the Board approved a Recapitalization Transaction and Retention bonus for four of the five Named Executive Officers (as defined below under "Executive Compensation"). Cash bonus awards were generally paid in two equal installments; the first in November 1995, the remainder in December 1996. All Named Executive Officers who were recipients of the November 1995 award purchased Fidelity stock with their net proceeds.

  To determine bonus awards, if any, for 1996 and in the absence of a formal executive incentive plan, the Committee reviewed the Bank's 1996 corporate performance and recommended for the Board's approval discretionary bonus awards for Executive Vice Presidents and the CEO to recognize corporate achievement and individual performance. At its January 1997 meeting, the Board approved awards to seven executive officers, including all of the Named Executive Officers, totaling $482,500.

  In early 1997, the Board approved the 1997 Annual Incentive Plan for the CEO, Executive Vice Presidents and selected Senior Vice Presidents who have a significant impact on corporate performance. Target incentive awards are set at 30% of salary for Senior Vice Presidents, 50% for Executive Vice Presidents, and 60% for the CEO. Awards are capped at 200% of those targets (or 60%, 100% and 120% of salary, respectively). Performance measures include net income, stock price growth versus the thrift index, and business unit/individual performance.

  To further encourage executive stock ownership, at the beginning of each year, the Committee may determine an exchange formula, if any, for participants to receive all or a portion of their earned award in the form of restricted stock, deferred stock units, or stock options. For 1997, the exchange formula provides $2.00 of restricted stock for each dollar of annual incentive payment foregone. The stock will vest ratably over a three-year period.

EXECUTIVE OWNERSHIP

  It is the Committee's goal that stock ownership be the largest component of the executive compensation program to align stockholder and executive interests and to encourage executive retention. To this extent, executives are eligible for stock option grants and, subject to stockholder approval of the amendments to and restatement of the 1996 Stock Option Plan more fully described below, the Board may also grant awards of restricted stock and deferred stock units. The Committee believes the amended plan will provide the necessary means for Bank Plus to reward executives with a significant opportunity to build a meaningful stake in the Company, and assist in the retention of key employees.

CEO COMPENSATION

  The Committee applies the same philosophy and methodology in determining the CEO's compensation as with all other executive officers. Pursuant to his contract, Mr. Greenwood is not eligible for a salary increase until August 1997. At the January 1997 Board meeting, an increase of 20.5% was approved, to take effect September 1, 1997, resulting in an annual base salary of $500,000 for the CEO. The September adjustment is the first salary increase Mr. Greenwood has received since June 1994.

  In recognition of Mr. Greenwood's significant contributions to Bank Plus' overall 1996 performance, the Committee recommended, and the Board approved at its January 1997 meeting, a discretionary cash bonus of $137,500, or 33% of his annual base salary.

  The CEO participates in the 1997 Annual Incentive Plan which rewards net income results, stock price growth versus the thrift index, and individual performance. Mr. Greenwood's target award level is 60% of his ending annual base salary; his bonus award is capped at a maximum award level of 200% of target (or 120% of ending annual base salary).

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code limits the deduction a publicly held company is allowed for compensation paid to its highly compensated executive officers. Generally, amounts in excess of $1 million (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. The Committee will continue to monitor the compensation levels of the executive officers and determine the appropriate response to
Section 162(m), including considering ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment, when and if necessary.

  The foregoing report has been furnished by the following members of the Compensation/Stock Option Committee.

  Norman Barker, Jr., Chairman
  Gordon V. Smith

                               PERFORMANCE GRAPH

  The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts or regulations.

  The graph and corresponding table below compare the cumulative total stockholder return on the Company's (or its predecessor's) Common Stock from March 31, 1996 to December 31, 1996 with the cumulative total return on a S&P 500 index and the Wall Street Journal Savings & Loan Index, in each case assuming the investment of $100 on March 31, 1996 at the closing price on that date and reinvestment of dividends. The measurement period with respect to which the comparisons are made corresponds to the period during which the Company's (or its predecessor's) Common Stock has been registered under
Section 12 of the Exchange Act.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG BANK PLUS, S&P 500 INDEX AND WALL STREET JOURNAL
                                   S&L INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                                         WALL STREET
Measurement Period                          S&P          JOURNAL S&L
(Fiscal Year Covered)        BANK PLUS      500 INDEX       INDEX
-------------------          ----------     ---------     ----------
Measurement Pt-  3/31/96     $100.00        $100.00      $100.OO
FYE   4/30/96                $ 96.05        $100.79      $ 96.39
FYE   5/31/96                $ 97.37        $102.15      $100.10
FYE   6/30/96                $ 92.11        $104.48      $103.08
FYE   7/31/96                $106.58        $104.72      $105.11
FYE   8/31/96                $103.95        $ 99.93      $106.46
FYE   9/30/96                $111.85        $101.81      $113.40
FYE   10/31/96               $118.43        $107.33      $124.39
FYE   11/30/96               $119.74        $110.13      $132.23
FYE   12/31/96               $121.06        $118.21      $127.19

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth the compensation earned during the three years ended December 31, 1996 by the Company's Chief Executive Officer and the four other most highly compensated executive officers during 1996 who were serving as executive officers at December 31, 1996 (the "Named Executive Officers"):

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION             COMPENSATION
                              -----------------------------  ----------------------
                                                    OTHER    SECURITIES
                                                    ANNUAL   UNDERLYING   ALL OTHER
NAME AND PRINCIPAL                                 COMPEN-     STOCK       COMPEN-
POSITION                 YEAR  SALARY  BONUS(1)    SATION(2)  OPTIONS     SATION(3)
------------------       ---- -------- --------    --------  ----------   ---------
Richard M. Greenwood     1996 $415,000 $287,500(4)   $--          --       $   --
  President & CEO of
   Bank Plus;            1995  415,000  150,000(4)    --      300,000      $23,492(5)
  Chairman & CEO of Fi-
   delity                1994  394,653      --        --      480,000(6)       --
James E. Stutz           1996 $220,000 $125,000(4)   $--          --       $   --
  President of Fidelity  1995  220,000   50,000(4)    --      168,750          --
                         1994  173,461   43,553(7)    --      270,000(6)     9,000(8)
Robert P. Condon         1996 $220,000 $125,000(4)   $--          --       $ 1,125
  Executive Vice Presi-
   dent of               1995  220,000   50,000(4)    --      168,750        4,500
  Fidelity; CEO of Gate-
   way                   1994  177,471      --        --      270,000(6)     1,523
Godfrey B. Evans         1996 $175,000 $100,000(4)   $--          --       $ 1,125
  Executive Vice Presi-
   dent &                1995  160,000   50,000(4)    --      143,750        4,500
  General Counsel of     1994  142,692   60,000(9)    --      150,000(6)     4,620
   Bank Plus
   and Fidelity
William L. Sanders(10)   1996 $220,000 $ 75,000      $--          --       $   --
  Executive Vice Presi-
   dent &                1995   13,538      --        --      143,750          --
  Chief Financial Offi-
   cer of                1994      N/A      N/A       N/A         N/A          N/A
  Bank Plus and Fidelity

--------
 (1) Bonuses are presented in the period earned and may have been paid in subsequent years.
 (2) Excludes perquisites if the aggregate amount thereof is less than $50,000, or 10% of salary plus bonus, if less.
 (3) Except as otherwise noted, consists of the Company's matching contributions to the Company's 401(k) Plan.
 (4) Includes 50% of a Recapitalization Transaction and Retention Bonus awarded in October 1995. The bonus was paid in two equal installments: the first in November 1995, the remainder in December 1996. All Named Executive Officers who received the November 1995 award purchased Fidelity common stock with their net proceeds. Payment of the second installment in December 1996 was conditioned on the executive remaining an employee of the Bank until that time. Mr. Greenwood was awarded a bonus of $300,000; Messrs. Condon, Evans and Stutz were awarded bonuses of $100,000 each.
 (5) Consists of compensation for unused vacation time.
 (6) Consists of options granted under the 1995 Equity Incentive Plan. That plan and all related options have been terminated.
 (7) Relocation bonus paid to Mr. Stutz upon hiring on January 5, 1994.
 (8) Consists of a moving allowance.
 (9) Special bonus for individual contributions and achievements.

(10) Mr. Sanders' employment commenced on December 1, 1995.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  No options to acquire shares of Common Stock were granted by the Company during 1996.

UNEXERCISED STOCK OPTIONS

  During 1996, none of the executive officers of the Company exercised any stock options. The following table provides information concerning unexercised options held by the Named Executive Officers as of the end of 1996.

                                              SECURITIES   VALUE OF UNEXERCISED
                                              UNDERLYING       IN-THE-MONEY
                                              UNEXERCISED OPTIONS AT YEAR-END(1)
                                              OPTIONS AT       EXERCISABLE/
   NAME                                        YEAR-END       UNEXERCISABLE
   ----                                       ----------- ----------------------
   Richard M. Greenwood......................   300,000      $94,500/$850,500
   Robert P. Condon..........................   168,750      $53,156/$478,406
   Godfrey B. Evans..........................   143,750      $45,281/$407,531
   William L. Sanders........................   143,750      $45,281/$407,531
   James E. Stutz............................   168,750      $53,156/$478,406

--------
  (1) Based upon the difference between the option exercise price of $8.35 per share and the closing price of the Common Stock on December 31, 1996 of $11.50 per share.

  On December 11, 1995 the Board of Directors of Fidelity adopted the 1996 Stock Option Plan and granted awards pursuant thereto, subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996, Fidelity's stockholders approved the 1996 Stock Option Plan. Accordingly, Fidelity's non-employee directors, executive officers and certain other key employees received options to purchase Fidelity common stock. In May 1996, Bank Plus assumed the 1996 Stock Option Plan in connection with the Reorganization, and the options granted thereunder became options to purchase Bank Plus Common Stock. The exercise price of all such options is $8.35 per share. Ten percent of the options granted became exercisable on February 13, 1996, an additional thirty percent of such options became exercisable on February 9, 1997 and an additional thirty percent of such options will become exercisable on each of the second and third anniversaries of stockholder approval of the Plan.

RETIREMENT INCOME (DEFINED BENEFIT) PLAN

  Fidelity maintains a Retirement Income Plan which is a qualified, non-contributory defined benefit retirement plan. The Retirement Income Plan provides for monthly retirement payments or an actuarially equivalent lump sum to or on behalf of each covered employee or beneficiary upon retirement at age 65 or upon early retirement (i.e., the attainment of age 55 and the completion of 10 years of service) and, under certain circumstances, upon disability, death or other termination of employment, based upon the employee's average monthly salary and the aggregate number of years of service. Effective February 28, 1994, the Retirement Income Plan was suspended, thereby freezing benefit levels and reducing related expense accruals by approximately $1 million annually.

  The following table illustrates approximate annual benefits payable under the Retirement Income Plan at normal retirement age for various combinations of service and compensation:

                                                    YEARS OF SERVICE
   AVERAGE FINAL                         ---------------------------------------
   COMPENSATION                            15      20      25      30      35
   -------------                         ------- ------- ------- ------- -------
    $50,000............................. $11,302 $15,069 $18,836 $22,603 $26,370
    100,000.............................  24,427  32,569  40,711  48,853  56,995
    150,000.............................  37,552  50,069  62,586  75,103  87,620
    200,000.............................  37,552  50,069  62,586  75,103  87,620
    250,000.............................  37,552  50,069  62,586  75,103  87,620
    300,000.............................  37,552  50,069  62,586  75,103  87,620
    350,000.............................  37,552  50,069  62,586  75,103  87,620
    400,000.............................  37,552  50,069  62,586  75,103  87,620

  Compensation under the Retirement Income Plan includes all regular pay, excluding overtime, commissions and bonuses, limited by the Internal Revenue Code Section 401(a)(17) compensation limit. The benefit amounts listed above were computed on a 10-year certain and life basis, which is the normal form under the plan, and are not subject to deduction for Social Security or other offset amounts.

  The years of credited service as of December 31, 1996 for each of the Named Executive Officers are as follows:

                                                                     CREDITED
   NAME                                                            SERVICE YEARS
   ----                                                            -------------
   Richard M. Greenwood...........................................     1 year
   Robert P. Condon...............................................     None(1)
   Godfrey B. Evans...............................................    6 years
   William L. Sanders.............................................     None(1)
   James E. Stutz.................................................     None(1)

--------
(1) No participation due to plan suspension on February 28, 1994.

EMPLOYMENT CONTRACTS

  Mr. Greenwood and the Bank entered into an employment agreement in June 1995, providing for his employment as President and Chief Executive Officer of the Bank until June 1997, subject to extension, at an annual base salary of at least $415,000. If Mr. Greenwood's employment is terminated other than for cause or because of death, disability or retirement, his employment agreement provides that he will receive, subject to certain limitations, his full base salary until the second anniversary of the date of termination (provided, however, that during the second year following such date of termination, the Bank will only pay such base salary to the extent it exceeds the total cash compensation received by Mr. Greenwood from other employers during such period), plus the incentive compensation for the portion of the year preceding the date of termination that would have otherwise been payable. The employment agreement does not address termination in connection with a change in control of the Bank, which is governed by the terms of Mr. Greenwood's severance agreement. See "--Severance Agreements."

SEVERANCE AGREEMENTS

  Fidelity has entered into severance agreements (the "Severance Agreements") with Mr. Greenwood and certain other executive officers providing for severance benefits (a) in the event of terminations following a change in control of the Bank and (b) upon termination without cause under circumstances other than following a change in control. The purpose of the Severance Agreements is (i) to secure the employment of key executives, (ii) to ensure that executive management is reasonably compensated in the light of competitive industry practices and (iii) to ensure that the executive management team is able to concentrate on advising the Board of Directors and maintaining stability in the event of a change in control of the Bank.

  The initial term of each Severance Agreement is three years, with one-year renewals thereafter, subject to Board review and approval before each renewal. After a change in control, the Severance Agreement will continue automatically for two years. A "change in control" is generally defined in the Severance Agreement as: (a) acquisition of 25% or more of the Bank's voting stock by any "person" (as defined) with certain limited exclusions or (b) change in a majority of the members of the Board of Directors over a two-year period or
(c) stockholder approval of a merger or consolidation other than a merger or consolidation that results in the Bank owning 60% or more of the surviving entity or (d) the Bank entering into one or more agreements to sell or transfer to one or more third parties, in one transaction or a series of related transactions, assets and/or liabilities representing fifty (50) percent or more of the book value of its assets and/or liabilities. Each Severance Agreement will be terminated if the officer or the Bank experiences certain regulatory problems.

  Termination by the Bank because of disability, retirement or cause, or the officer's resignation (other than for "good reason" as described below) does not entitle the officer to any benefits under the Severance Agreement. Termination for "cause" requires either (i) a willful and continued failure of an officer to perform substantially all of such officer's duties or (ii) certain acts of dishonesty, incompetence or illegality. If, following a change in control, the officer is terminated or voluntarily terminates for "good reason," the officer is entitled to a specified multiple of base salary plus the annual costs of (i) the officer's automobile allowance, (ii) the officer's medical and dental premiums and (iii) 401(k) matching contributions made by the Bank for the officer's benefit.

  Termination by an officer for "good reason" means that an officer may terminate such officer's own employment and still receive benefits under the Severance Agreement if (among other reasons listed in the agreement) (1) such officer's status or position in the Bank has adversely changed from the date of the Severance Agreement, (2) the officer's base salary is reduced from its level on the date of the Severance Agreement, (3) the Bank fails to credit the officer for the correct number of vacation days, (4) the Bank requires the officer to be based at an office more than thirty-five miles from such officer's office on the date of the Severance Agreement or (5) after a change in control, either (a) the Bank fails to continue any benefit plan in which the officer was participating prior to the change in control or (b) the Bank does not allow the officer to continue to engage in any business or civic activities not related to the business of the Bank in which it had, before the change in control, allowed the officer to participate.

  In the event of termination following a change in control, Messrs. Condon, Evans, Sanders and Stutz would receive 2.0 times annual base salary plus 2.0 times the annual cost of the benefits specified above; and Mr. Greenwood would receive 2.5 times annual base salary plus 2.5 times the annual cost of the benefits specified above. In the event of termination without cause and not following a change in control, Messrs. Condon, Evans and Stutz would be entitled to receive an amount equal to their annual base salary in effect at termination.

  The officer is entitled to reimbursement for legal expenses for matters arising under the Severance Agreement following a change in control of the Bank unless a court finds that the officer seeks reimbursement of funds for litigating a position that a court determines was frivolous or brought in bad faith.

                             DIRECTOR COMPENSATION

  Board Retainer and Fees. Until February 1996, the Board of Directors retainer and meeting fee schedules for non-employee members of the Board of Directors provided for: (1) Board membership annual retainer of $25,000; (2) Board Chairmanship annual retainer of $10,000; (3) Committee Chairmanship annual retainer of $5,000; (4) Board meeting fees of $1,000 per meeting; and
(5) Committee meeting fees of $850 per meeting. In February 1996, the Board of Directors modified the retainers for Committee Chairmanships by increasing the annual retainer for the Chairmen of the Audit and Asset Quality and Loan Committees to $6,000 and decreasing the retainer for all other Committee Chairmen to $3,000. In February 1997, the Board approved an increase in the annual retainer to $30,000 for all directors who receive their retainers and fees in the form of deferred stock grants under the Non-Employee Director Compensation Program described below. Telephonic Board or

Committee meetings fees are paid at the same rate as in-person meetings, except that telephonic meetings lasting less than 30 minutes are paid at 50% of the normal meeting fee rate. Any director who fails to attend at least 50% of the meetings held in any consecutive six-month period may forfeit a portion or all of his/her retainer for the subsequent six months, unless absences were due to illness or unavoidable circumstances, as approved by the Chairman of the Board. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties.

  Non-Employee Director Retirement Plan. In November 1994, the Board of Directors of Fidelity approved a retirement plan for non-employee directors who have at least three years of Board service, including service on the Board prior to the 1994 restructuring and recapitalization by Citadel and the Bank (the "1994 Restructuring and Recapitalization"), and have reached the age of
55. Only directors initially elected prior to January 1, 1996 are eligible to participate in this plan.

  An eligible director shall, after termination from Board service for any reason other than cause, be entitled to receive a quarterly payment equal to one quarter of his/her average annual compensation (including compensation for service on the Board of any of the Company's subsidiaries), including all retainers and meeting fees, received during his/her last three years of Board service. Such payments shall commence at the beginning of the first fiscal quarter subsequent to termination and continue for a 3-year period. If a director's Board membership is terminated for cause, no benefits are payable under this plan.

  If a director's Board membership is terminated within two years following the effective date of a change in control, then he/she also shall be eligible for a lump sum payment in an amount that is the greater of: (1) 150% times average annual compensation during the preceding 3-year period, (2) the sum of all retirement benefits payable under normal retirement provisions described in the preceding paragraph or (3) $78,000.

  1996 Stock Option Plan. On December 11, 1995, the Board of Directors of the Bank adopted the 1996 Stock Option Plan and granted awards pursuant thereto to its non-employee directors subject to subsequent approval by the Bank's stockholders. At a special meeting held on February 9, 1996 the Bank's stockholders approved the plan and in May 1996, Bank Plus assumed the plan in connection with the Reorganization. Accordingly, each of the Company's and the Bank's non-employee directors has received options representing 23,000 shares of Common Stock. All such options were granted at an exercise price of $8.35 per share. Ten percent of the options granted to each non-employee director became exercisable immediately upon stockholder approval and another thirty percent became exercisable on the first anniversary of such approval; an additional thirty percent will become exercisable on each of the second and third anniversaries of stockholder approval.

  Non-Employee Director Compensation Program. At the February 26, 1997 joint meeting of the Boards of Directors of Bank Plus and Fidelity, both boards approved the Non-Employee Director Compensation Program to take effect immediately, subject to stockholder approval of the amended and restated 1996 Stock Option Plan (see "Proposal Number 2" below). The program is designed to strengthen the relationship between directors and stockholders by aligning their interests through stock ownership.

  Under the new program, non-employee directors initially elected to the Board on or after January 1, 1996 will receive no cash compensation; their retainers and meeting fees will be paid in the form of deferred stock grants. Other non-employee directors may do so on a voluntary basis, until the annual meeting of stockholders in the year 2000, when it will become mandatory for all directors to receive their retainers and fees in the form of deferred stock grants. For example, assuming attendance at twelve Board meetings and eight Committee meetings, annual earnings of a director who chairs one Committee would be $51,800. At a stock price of $11 1/8 (the closing price for the Common Stock on March 26, 1997), a director would have 4,656 shares credited to his or her deferred stock account.

  In addition, subject to stockholder approval of the amended and restated 1996 Stock Option Plan, each non-employee director will receive automatic annual grants of options to purchase 2,500 shares of Common Stock, at an exercise price equal to the fair market value of the stock on the grant date, which will be fully vested and exercisable upon grant.

                          RELATED PARTY TRANSACTIONS

LOANS TO MANAGEMENT

  Fidelity offers home loans to directors, officers, and employees of the Bank. These loans are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectibility. The loans are secured by real property and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons.

  However, pursuant to the provisions of Fidelity's employee loan program which existed prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the interest rate generally charged was one-half percent less than the rate for comparable transactions with non-affiliated persons on fixed-rate loans and was one percent below the margin on adjustable-rate loans. In addition, employees generally do not pay loan fees or closing costs on their loans. The rate on these types of loans remain at the reduced level only for so long as the individual obtaining the loan continues to be employed by, or serves as a director of, the Bank. Since the passage of FIRREA, Federal Reserve Board regulations applicable to savings institutions prohibit the making of preferential loans to directors and executive officers of Fidelity who perform policy-making functions. Accordingly, Fidelity no longer grants such loans to any director or any officer who influences corporate policy. Prior to the enactment of FIRREA, directors and executive officers with policy making functions could participate in Fidelity's employee loan program and to the extent they had loans outstanding on the effective date of FIRREA's enactment, such loans have grandfathered status. Listed below are the currently outstanding loans to executive officers.

                                       HIGHEST       UNPAID
                                     INDEBTEDNESS  BALANCE AS    INTEREST
                                        SINCE          OF        RATE AT
                                     DECEMBER 31, DECEMBER 31, DECEMBER 31, YEAR
   NAME                                  1994         1996         1996     MADE
   ----                              ------------ ------------ ------------ ----
   Godfrey B. Evans.................   $194,416     $181,330      5.823%    1987
   Godfrey B. Evans.................    $76,951      $73,451      7.339%    1989

GREENWOOD LOAN

  On July 30, 1996, the Board of Directors approved a personal loan to Mr. Greenwood in the principal amount of $265,000. The loan is payable on demand and is interest free. The proceeds of the loan were used by Mr. Greenwood to refinance an existing loan that had been made to Mr. Greenwood by Citadel in 1992 when Mr. Greenwood commenced his employment with Citadel.

INSURANCE COMMISSIONS

  Johnson & Higgins served in 1996 as insurance broker for the Bank. During 1996, the Bank paid to Johnson & Higgins insurance premiums of approximately $3.0 million, with respect to which the Company has been advised that Johnson & Higgins has retained commissions of approximately $200,000. Mr. Gibbs, a director of Bank Plus and of Fidelity, is a principal and senior vice president of Johnson & Higgins.

FIRST ALLIANCE TRANSACTION

  Fidelity has entered into an agreement with First Alliance Corporation ("FACO") pursuant to which FACO will function as Fidelity's affinity partner in the development of real estate secured credit card receivables. Fidelity will provide the bank issuer presence required to initiate Visa and Mastercard accounts and the funding, up to a maximum aggregate amount of $175,000,000, with individual credit limits of $5,000 to $12,000. FACO will provide credit enhancement to mitigate any loss exposure Fidelity may have. Mark Mason, a member of the board of directors of Fidelity, is Executive Vice President and Chief Financial Officer and a director of FACO. George Gibbs, a director of both Bank Plus and Fidelity, is also a director of FACO.

                BENEFICIAL OWNERSHIP OF BANK PLUS CAPITAL STOCK

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the shares of Common Stock beneficially owned as of March 26, 1997 by all directors and executive officers as a group, by each director, the CEO and the Named Executive Officers of the Company during 1996.

                                              SHARES UNDERLYING
                           SHARES OF COMMON  OPTIONS EXERCISABLE   TOTAL
                          STOCK BENEFICIALLY  WITHIN 60 DAYS OF  BENEFICIAL  PERCENT OF
NAME OF BENEFICIAL OWNER        OWNED         MARCH 26, 1997(1)  OWNERSHIP  COMMON STOCK
------------------------  ------------------ ------------------- ---------- ------------
Norman Barker, Jr.......         1,250               9,200         10,450         *
Waldo H. Burnside.......           625               9,200          9,825         *
George Gibbs, Jr........           625               9,200          9,825         *
Lilly V. Lee............         1,250               9,200         10,450         *
Gordon V. Smith(2)......       100,112                 --         100,112         *
Mark Sullivan III.......         2,750                 --           2,750         *
Richard M. Greenwood....        12,500             120,000        132,500         *
Robert P. Condon........        12,500              67,500         80,000         *
Godfrey B. Evans........         5,250              57,500         62,750         *
William L. Sanders......           --               57,500         57,500
James E. Stutz..........         6,250              67,500         73,750         *
All directors and
 executive officers as
 a group (15 persons)...       155,612             451,800        607,412       3.3%

--------
(1) Options exercisable within 60 days of March 26, 1997 that were granted pursuant to the 1996 Stock Option Plan. See "Executive Compensation" and "Director Compensation" for discussion of the amounts and terms of such options.

(2) Shares are registered in the name of Gordon V. and Helen C. Smith Foundation, a Section 501(3)(c) organization of which Mr. Smith is president.

*  Represents less than one percent of the outstanding shares of Common Stock.

SECURITY OWNERSHIP BY OTHERS

  The following table sets forth, as of March 26, 1997, (i) the name of each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) the total number of shares of Common Stock beneficially owned by each person and (iii) the percentage of all Common Stock outstanding held by each such person.

                                                    SHARES OF
                                                  COMMON STOCK       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED(1) COMMON STOCK
------------------------------------          --------------------- ------------
Boston Partners, Inc.........................       1,234,582(2)        6.8%
Boston Partners Asset Managers, L.P.
Desmond John Heathwood
One Financial Center, 43rd Floor
Boston, MA 02111
CNA Financial Corporation....................       1,220,610           6.7%
Continental Casualty Company
CNA Plaza
Chicago, IL 60685
John Hancock Advisers, Inc...................       1,076,502           5.9%
John Hancock Place
P.O. Box 111
Boston, MA 02199
Jenswold, King and Associates, Inc...........         991,104(3)        5.4%
Two Post Oak Central
1980 Post Oak Blvd., Suite 2400
Houston, TX 77056

--------
(1) Except as otherwise indicated, the persons listed as beneficial owners of the shares have the sole voting and investment power with respect to such shares.
(2) Boston Partners, Inc., Boston Partners Asset Managers, L.P. and Desmond John Heathwood share voting and investment power with respect to these shares, as reported on a Schedule 13G dated February 7, 1997.
(3) Jenswold, King and Associates, Inc. has sole investment power with respect to all of these shares, and sole voting power with respect to 734,747 of these shares, according to a Schedule 13G dated February 21, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the directors and executive officers of the Company to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such reports received by it during or with respect to the year ended December 31, 1996, and/or written representations from such reporting persons, the Company believes that all reports required to be filed by such reporting persons during or with respect to the year ended December 31, 1996 were timely filed.

                              PROPOSAL NUMBER 2:
           APPROVAL OF CERTAIN AMENDMENTS TO, AND A RESTATEMENT OF,
                          THE 1996 STOCK OPTION PLAN

  On February 26, 1997, the Board of Directors approved the Bank Plus Corporation Stock Option and Equity Incentive Plan (the "Plan"), subject to stockholder approval. A copy of the Plan is attached hereto as Appendix A. The Plan consists of certain amendments to, and a restatement of, the Bank Plus Corporation 1996 Stock Option Plan which was approved by stockholders at the February 9, 1996 special meeting of stockholders of Fidelity and was assumed by Bank Plus in May 1996 in connection with the Reorganization. The 1996 Stock Option Plan provided for the granting of nonqualified stock options ("NSOs") and incentive stock options ("ISOs"). Of the 1,375,000 shares reserved under the 1996 Stock Option Plan, only 124,000 shares are available for future grants. As amended, the Plan will enable Bank Plus to reward and compensate executives, directors and key employees with equity-based forms of compensaiton, to be used primarily in lieu of cash awards. Emphasizing long-term incentives tied to stock over cash payments ensures key contributors are focused on creating and sustaining growth in stockholder value. In addition, the potential gains to be realized encourages retention in a positive, results-oriented manner.

  If approved by stockholders, the amended and restated Plan will provide for
(i) the granting of stock options (ISOs and NSOs), restricted stock and deferred stock units, (ii) deferred stock awards in lieu of cash compensation otherwise payable to directors (see "Director Compensation" above), and (iii) stock options, restricted stock or deferred stock units in lieu of cash awards for senior officers. In addition, to further align the interests of stockholders, directors, executives, and key employees, management and the Board intend to make outright grants of Common Stock to reward significant performance of executives and key employees, and automatic annual grants of options to purchase 2,500 shares for each non-employee director.

  The Plan will expire on February 9, 2006, unless sooner terminated by the Board of Directors.

CHANGES FROM 1996 STOCK OPTION PLAN

  The following is a summary of the material changes in the Plan, as amended and restated. The term of the Plan has been increased from five years to ten years from the February 9, 1996 effective date. The number of shares of Common Stock available for grants and awards under the Plan has been increased by 750,000 to 2,125,000. A provision has been added limiting to 100,000 the number of shares of Common Stock that can be subject to stock option grants in any year to any participant. The Plan permits the grant of restricted stock and deferred stock units to be made to employees. Finally, as discussed below, the Plan provides for specific annual grants of stock options to non-employee directors, as well as deferred stock grants to non-employee directors in payment of their retainers and fees.

SHARES RESERVED UNDER THE PLAN

  The number of shares available for future grants under the current plan is not sufficient for the Company to achieve its objective of emphasizing stock ownership over annual cash compensation. Increasing the shares reserved by 750,000 will result in a total of 2,125,000 shares of Common Stock with respect to which grants and awards in lieu of cash may be made under the Plan, subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. Shares of Common Stock tendered by a participant in payment of all or a portion of the exercise price of a stock option are then available again for grants and awards under the Plan. The shares issued under the Plan consist of authorized and unissued shares of Common Stock or treasury shares.

MATERIAL FEATURES OF THE PLAN

  The following description of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan that is attached to this Proxy Statement as Appendix A.

  The Plan is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee"), each member of which is a "non-employee director" within the meaning of Rule 16b-3 of the

Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). The Committee has, among other powers, the power to interpret the Plan and to establish rules, regulations and guidelines for the Plan.

  The Committee is authorized to select eligible participants, make one or more awards to participants, including ISOs, NSOs, restricted stock or deferred stock units. The Committee has the discretion to determine the amount of any such awards, subject to the condition that no participant shall receive grants of stock options or Common Stock or its equivalents with respect to more than 100,000 shares under this Plan during any calendar year. The Committee also has the authority to establish such vesting periods and/or performance-based goals that must be attained in order for the participant to be able to exercise any stock option, to obtain ownership of shares subject to a restricted stock award or to receive payment with respect to an award of deferred stock units.

  All stock options, restricted stock and deferred stock units shall be subject to agreements approved by the Committee which shall set forth the terms, conditions and limitations of the awards. The Committee may, in its discretion, provide that in the event of a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted. All grants and awards are non-transferable, except to the extent that the Committee provides for gifts or other transfers to a participant's spouse or other immediate relative, or to a trust or estate in which the participant, spouse or relative has a substantial beneficial interest.

  Non-employee directors will receive annual grants of options on the first business day following each annual stockholders' meeting, commencing with the 1997 meeting, to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the shares on the grant date. Such options will be fully vested and exercisable upon grant.

  The Plan also requires non-employee directors initially elected on or after January 1, 1996 to receive their retainers and fees for their service as members of the Board (including service as the chair of a Board Committee) in the form of deferred grants of Common Stock. The number of shares of Common Stock credited to an account maintained for a non-employee director is determined by dividing the applicable Board retainer and fees (see "Director Compensation") by the fair market value of the Common Stock on the applicable payment date. Other non-employee directors may elect to receive their retainers and fees in the form of deferred grants of Common Stock. The program will become mandatory for all non-employee directors as of the date of the annual meeting of stockholders in the year 2000. The accounts of non-employee directors will be credited with additional shares of Common Stock on each dividend payment date, determined by dividing the dividends that would have been payable if the shares of Common Stock credited to the director's account had been issued and outstanding by the Common Stock's fair market value on the dividend payment date. All shares credited to the account of a non-employee director will be issued to the director by the Company upon the director's retirement from service on the Board.

  The Plan may be amended by the Board of Directors as it deems necessary or appropriate to better achieve the purposes of the Plan.

  The closing price for the Common Stock on March 26, 1997 was $11 1/8 per share.

ELIGIBLE PARTICIPANTS

  Under the Plan, employees, including officers, and non-employee directors of the Company and its subsidiaries and affiliates or any entity in which it has a significant equity interest are eligible to receive awards. The determination of those employees who shall receive awards is determined by the Committee, in its sole discretion. There are nine (9) non-employee directors of the Company and its subsidiaries who are eligible for grants of stock options and deferred stock grants.

DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

  Set forth below is a summary of the principal federal income tax consequences relating to awards under the Plan. Stock option grants under the Plan have been designed to meet the requirements of Section 162(m) of the Code.

 Incentive Stock Options

  No taxable income is recognized by the optionee upon the grant or exercise of an ISO that meets the requirements of Section 422 of the Code. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year after the date of exercise, then upon sale of such shares, any amount realized in excess of the exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital loss, and no deduction will be allowed to the Company for federal income tax purposes.

  If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the sale of such shares) over the exercise price of the underlying options, and the Company will be entitled to deduct such amount. Any gain realized from the shares in excess of the amount realized as ordinary income will be taxed to the optionee as capital gain and will not be deductible by the Company.

  An ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, except in certain cases where the ISO is exercised after the death or permanent and total disability of the optionee. If an ISO is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as an NSO.

 Nonstatutory Stock Options

  No taxable income is recognized by the optionee on the date an NSO is granted under the Plan. On the date of exercise of an NSO, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount. Upon disposition of the shares acquired, an optionee recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held.

 Restricted Stock

  A recipient of restricted stock will be subject to tax at ordinary income rates on the excess of the fair market value of the shares of Common Stock (determined on the date the shares are no longer subject to forfeiture) over the amount, if any, paid for such shares. However, a recipient who elects under Section 83(b) of the Code within 30 days of the date of grant of the restricted stock to be taxed on the date of grant will realize ordinary income on that date in an amount equal to the fair market value of the shares of Common Stock on that date, less any amount paid for such shares. If the shares subject to such election are forfeited, the recipient will be entitled to a capital loss for the amount paid for the forfeited shares, if any. The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of the shares begins on the date the forfeiture period expires (or on the date of grant of the shares, if the recipient elected immediate taxation of income under Section 83(b) of the Code).

 Deferred Stock Units

  A recipient of deferred stock units will realize ordinary income in an amount equal to the fair market value of the identical number of shares of Common Stock on the date the deferred stock units are no longer subject to forfeiture.

 Deferred Stock Grants

  Non-employee directors who receive stock awards will recognize as ordinary income the fair market value of the shares of Common Stock on the date when the shares are issued, following the director's retirement from the Board of Directors.

PLAN BENEFITS

  The employees of the Company and its subsidiaries who will receive grants under the Plan and the size of the grants are generally to be determined by the Committee in its discretion. Therefore, it is not possible either to predict the benefits or amounts that will be received or allocated to particular employees under the Plan, or to determine the amounts that would have been received or allocated to such persons for 1996 if the Plan had been in effect.

  The following table sets forth the stock option grants that would have been made under the Plan in 1996 to non-employee directors if the Plan, as amended and restated, had been in effect in 1996.

                                                             SHARES UNDERLYING
   NAME                                  DOLLAR VALUE ($)(1)  OPTIONS GRANTED
   ----                                  ------------------- -----------------
   Non-Employee Directors as a group (9
    persons)(2).........................       $40,781            22,500

--------
(1) Based on the difference between the exercise price of $9 5/16 (the closing price of the Common Stock on April 25, 1996, the date on which the grants would have been made) and the closing price of the Common Stock on March 26, 1997 of $11 1/8.

(2) Including six non-employee directors of Bank Plus and three non-employee directors of Fidelity.

APPROVAL

  Approval of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the Plan is in the best interests of the Company since it will provide incentives to officers, employees and non-employee directors to create excellent performance and continue in the service of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BANK PLUS COMMON STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO AND RESTATEMENT OF THE 1996 STOCK OPTION PLAN AS SET FORTH IN PROPOSAL NUMBER 2.

                PROPOSAL NUMBER 3: RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  In accordance with the requirements of the Company's Bylaws, the Board of Directors is required to select independent public accountants as auditors of the Company for 1997, subject to ratification or rejection by stockholders.

  The Board of Directors recommends to stockholders their ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent public accountants for 1997. Deloitte & Touche LLP has been the independent certified public accountants for the Company or the Bank since 1976. Representatives of Deloitte & Touche LLP are expected to be in attendance at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and respond to appropriate questions, if any, directed to them.

  The Company has also engaged Deloitte & Touche LLP to render various types of non-audit professional and consulting services for the Company, including assistance with respect to the Company's and the Bank's internal audit function, tax planning services and consulting services relating to business operations, process improvements and cost reduction. The compensation for such non-audit services during 1997 is expected to be substantially in excess of the compensation to be paid to Deloitte & Touche LLP for audit services during such period.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AFOREMENTIONED PROPOSAL REGARDING RATIFICATION OF ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

  Any stockholder of the Company wishing to submit a proposal for inclusion in the proxy statement relating to the Company's 1998 annual meeting of stockholders must deliver such proposal to the Company at its principal office at 4565 Colorado Boulevard, Los Angeles, California 90039 on or before December 31, 1997. The Board of Directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposal will be included in its 1998 proxy solicitation materials.

                                 OTHER MATTERS

PRESENTED BY MANAGEMENT

  At the time of preparation of this Proxy Statement, the Board of Directors of the Company was not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their respective best judgment on such matters.

                             FINANCIAL INFORMATION

  Enclosed herewith is a copy of the Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.

                                        By Order of the Board of Directors,

                                        /s/ Goldfrey B. Evans

                                        Godfrey B. Evans
                                        Corporate Secretary

Los Angeles, California
March 31, 1997

  PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares. Accordingly, please contact the person responsible for your account and give instructions for your shares to be voted.

  If you have any questions, or have any difficulty voting your shares, please contact the Company by calling (818) 549-3116.

                                                                     APPENDIX A

                             BANK PLUS CORPORATION

                    STOCK OPTION AND EQUITY INCENTIVE PLAN

1. PURPOSE

  The Bank Plus Corporation Stock Option and Equity Incentive Plan (the "Plan") is intended to promote the success of Bank Plus Corporation, a Delaware corporation ("Bank Plus"), by providing its officers, employees and non-employee directors with incentives to create excellent performance and to continue their services with Bank Plus, its subsidiaries and affiliates. By encouraging Plan participants to become stockholders of Bank Plus and by providing actual ownership through Plan awards, it is also intended that participants will view Bank Plus from an ownership perspective.

2. TERM

  The Plan (originally known as the Fidelity Federal Bank 1996 Stock Option
Plan) became effective on February 9, 1996 and shall terminate at the close of business on the tenth anniversary of such date unless terminated earlier by the Board (as defined in Section 3). These amendments to and restatement of the Plan are effective as of February 26, 1997. After termination of the Plan, no future awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. PLAN ADMINISTRATION

  A committee (the "Committee") appointed by the Board of Directors of Bank Plus (the "Board") shall be responsible for administering the Plan. The Committee shall be comprised of two or more non-employee members of the Board who shall be "outside directors" as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-employee directors" as contemplated by Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of Bank Plus and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan, and to making all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction of any provision of the Plan or any award granted hereunder and all determinations by the Committee in each case shall be final, binding and conclusive with respect to all interested parties.

4. ELIGIBILITY

  Employees and non-employee directors of Bank Plus, or any subsidiary or affiliate of Bank Plus or any entity in which Bank Plus has a significant equity interest, as determined by the Committee, shall be eligible to receive awards under the Plan; provided, however, that non-employee directors shall not be eligible for awards of restricted stock or deferred stock units.

5. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

  Subject to the provisions of Section 6 of the Plan, the aggregate number of shares of Common Stock ($.01 par value) of Bank Plus ("Shares") which may be transferred to participants pursuant to awards under the Plan shall be 2,125,000. In no event may any employee receive stock options with respect to more than 100,000 Shares in any calendar year.

  Shares subject to awards under the Plan, which expire, terminate or are canceled prior to exercise shall thereafter be available for the granting of other awards. Any Shares tendered by a person as full or partial payment made to Bank Plus, in connection with any exercise of a stock option or receipt of Shares under the Plan, shall again be available for grants under the Plan. Any Shares that are issued by Bank Plus, and any awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for issuance under the Plan.

  Any Shares issued under the Plan may consist in whole or in part of authorized and unissued Shares or of treasury Shares, and no fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

6. ADJUSTMENTS AND REORGANIZATION

  In the event of any stock dividend, stock split, reverse stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of the assets of Bank Plus to its stockholders, or any other change affecting Shares or Share price, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (a) the aggregate number of Shares that may be issued under the Plan, (b) each outstanding award made under the Plan, and (c) the exercise price per Share for any outstanding stock options under the Plan.

7. AWARDS

  Awards under the Plan may consist of stock options, restricted stock, deferred stock units and deferred stock grants. Set forth below are the terms and conditions of awards, which may include such other terms and conditions established by the Committee:

    (a) Stock Options. A stock option is a grant of a right to purchase a specified number of Shares during a specified period as determined by the Committee. A stock option may be in the form of an incentive stock option which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. The price at which Shares may be purchased under a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Committee, including (i) tendering Shares,
  (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to Bank Plus of a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise, (iii) delivering an interest-bearing full recourse promissory note (subject to any limitations of applicable law), or (iv) any combination of the above.

  Notwithstanding anything contained herein to the contrary, the only awards of stock options to non-employee directors shall be options granted on the first business day after the date of each annual meeting of the stockholders of Bank Plus, commencing with the 1997 annual meeting, to purchase 2,500 Shares at an exercise price equal to the Fair Market Value of such Shares on such date. Each such award shall be fully vested and exercisable on the date of the award. For purposes of the Plan, "Fair Market Value" shall be the closing price of one Share as reported daily in The Wall Street Journal or similar readily available source for the data in question. If no sales of Shares were made on such day, the closing price of a Share as reported for the preceding day on which a sale of Shares occurred shall be used. In the event that Shares are not listed on a public market, then the Share price representing the most recent sale shall be used.

    (b) Restricted Stock. An award of restricted stock is made or denominated in Shares and shall be subject to vesting conditions established by the Committee which may be based on service with Bank Plus and its subsidiaries and affiliates (or any entity in which Bank Plus has a significant equity interest), the achievement of performance criteria or a combination thereof. Any stock certificate issued in respect of an award of restricted stock shall be held by Bank Plus until the end of the restricted period.

    (c) Deferred Stock Units. An award of deferred stock units shall have a value equal to an identical number of shares. The Committee shall establish vesting conditions for awards of deferred stock units which may be based on service with Bank Plus and its subsidiaries and affiliates (or any entity in which Bank Plus has a significant equity interest), the achievement of performance criteria, or a combination thereof.

    (d) Deferred Stock Grants. Each non-employee director who was elected to the Board or to the board of directors of a subsidiary of Bank Plus on or after January 1, 1996 shall receive the retainer and fees payable to the director in the form of deferred stock grants. Each other non-employee director may elect to receive the retainer and fees payable to the director prior to the annual meeting of shareholders of Bank Plus in the year 2000 in the form of deferred stock grants; thereafter, the retainer and fee payments to all directors shall be made in the form of awards of deferred stock grants. On the date on which the non-employee director would otherwise receive a cash payment of retainer or fees, there shall be credited to an account established for such director a number of Shares equal to the result of dividing (i) the applicable payment of retainer or fees by (ii) the Fair Market Value of one Share on the applicable payment date. On each dividend payment date, an additional number of Shares shall be credited to the account of each non-employee director equal to the result of dividing (x) the dividends that would have been payable to the director if the shares credited to the account had been issued and outstanding by (y) the Fair Market Value of one Share on the dividend payment date. The Shares credited to the account of a non-employee director shall be issued to the director upon the director's retirement from service on the board (or to the beneficiary designated by the non-employee director in the event of the director's death).

8. DIVIDENDS AND DIVIDEND EQUIVALENTS

  Solely with respect to employees, the Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents.

9. DEFERRALS AND SETTLEMENTS

  Payment of awards may be in the form of cash, stock, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit participants to elect to defer the issuance of Shares of the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.

10. TRANSFERABILITY AND EXERCISABILITY

  Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular awards: (a) by gift or other transfer of an award to (i) any trust or estate in which the original award recipient or such participant's spouse or other immediate relative has a substantial beneficial interest or (ii) a spouse or other immediate relative; and (b) pursuant to a domestic relations order (as defined by the Code). However, any award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such award.

  In the event that a participant terminates his or her position with Bank Plus or its subsidiary to assume a position with a governmental, charitable, educational or other non-profit institution, the Committee may subsequently authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of such participant regarding any outstanding awards held by the participant subsequent to such termination of employment. If so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distribution under the Plan upon the death of the participant.

11. AWARD AGREEMENTS

  Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award which may include the term of an award (except that in no event shall the term of any incentive stock option exceed a period of ten years from the date of its grant), the provisions applicable in the event the participant's service terminates, and the authority of the Committee to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the participant shall constitute agreement to the terms of the award.

12. ACCELERATION AND SETTLEMENT OF AWARDS

  The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change of control (as defined below) of Bank Plus, to provide for the acceleration of vesting and for settlement, including cash payment, of an award granted under the Plan upon or immediately before such event is effective. However, the granting of awards under the Plan shall in no way affect the right of Bank Plus to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

  For purposes of this Plan, a "change in control" of Bank Plus shall be deemed to occur if (a) any "person" (as such term is defined in Section 3(a) and as used in Sections 13(d) and 14(d) of the Exchange Act), excluding Bank Plus or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of Bank Plus or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of Bank Plus in substantially the same proportion as their ownership of Bank Plus, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities Bank Plus representing 25% or more of the combined voting power of Bank Plus' then outstanding securities ("Voting Securities"); (b) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with Bank Plus to effect a transaction described in clause (a) or (b) of this sentence) whose election by the Board or nomination for election by Bank Plus' stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(c) the stockholders of Bank Plus approve a merger or consolidation of Bank Plus with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Bank Plus outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities of Bank Plus or such surviving entity outstanding immediately after such merger or consolidation;
(d) the stockholders of Bank Plus approve a plan of complete liquidation of Bank Plus; or (e) Bank Plus enters into one or more agreements to sell or transfer to one or more third parties, in one transaction or a series of related transactions, assets and/or liabilities representing fifty percent (50%) or more of the book value of its assets and/or liabilities.

13. PLAN AMENDMENT

  The Plan may be amended by the Board at any time and from time to time as it deems necessary or appropriate to better achieve the purposes of the Plan.

14. TAX WITHHOLDING

  Bank Plus shall have the right to deduct from any settlement of an award to employees made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may, in its discretion and subject to such rules as it may adopt, permit participants to use Shares to satisfy required tax withholding and such Shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

15. OTHER BENEFIT AND COMPENSATION PROGRAMS

  Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of Bank Plus or any subsidiary of Bank Plus, or any severance pay law. Further, Bank Plus may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16. UNFUNDED PLAN

  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between Bank Plus and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights or an unsecured general creditor of Bank Plus.

17. REGULATORY APPROVALS

  The implementation of the Plan, the granting of any award under the Plan, and the issuance of Shares upon the exercise or settlement of any award shall be subject to Bank Plus' procurement of all approvals required by regulatory authorities having jurisdiction over the Plan, the awards granted under it or the Shares issued pursuant to it.

18. FUTURE RIGHTS

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained as a director or as an employee of Bank Plus or its subsidiaries or affiliates (or any entity in which Bank Plus has a significant equity interest).

19. GOVERNING LAW

  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable federal law.

20. SUCCESSORS AND ASSIGNS

  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

                                REVOCABLE PROXY

    THIS REVOCABLE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             BANK PLUS CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 30, 1997

  The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders of Bank Plus Corporation (the "Company"), dated March 31, 1997, and the related Proxy Statement, and revoking all prior proxies, appoints and constitutes Robert P. Condon and James E. Stutz, or either of them, each with full power of substitution, as the lawful proxies and agents to represent the undersigned and vote, in the name, place and stead of the undersigned, all of the shares of the Common Stock, $.01 par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 4565 Colorado Boulevard, Los Angeles, California on Wednesday, April 30, 1997, at 11:00 a.m., local time, or any adjournments or postponements thereof, for the following matters and in the manner designated below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW, FOR THE
                                         ---                            ---
          APPROVAL OF PROPOSAL 2 AND FOR THE APPROVAL OF PROPOSAL 3.
                                     ---

                                MARK HERE FOR
                                ADDRESS CHANGE         [_]
                                AND NOTE ON REVERSE

                                                           SEE REVERSE
                                                              SIDE
                   (Continued and to be signed on other side)

[X]  PLEASE MARK YOUR
     VOTES AS AS IN THIS
     EXAMPLE.


THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, IF NOT OTHERWISE DIRECTED, IT WILL BE VOTED FOR THE NOMINEES AND PROPOSALS LISTED BELOW.

1. Election of Directors:

   FOR ALL              AUTHORITY WITHHELD
   NOMINEES             (TO VOTE ALL NOMINEES)
      [_]                      [_]

NOMINEES: Waldo H. Burnside, Lilly V. Lee, and Mark Sullivan III

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

-----------------------------------------------------------------------
2. Proposal 2: Approval of certain amendments to, and a restatement of, the Company's 1996 Stock Option Plan.

             FOR        AGAINST       ABSTAIN
             [_]          [_]           [_]

3. Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 1997.

             FOR        AGAINST       ABSTAIN
             [_]          [_]           [_]

IMPORTANT--PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED EN-VELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.



Signature(s):              Date:        Signature(s):              Date:
             -------------      --------             -------------     ---------

NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN. ATTORNEYS-IN-FACT, EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATION OFFICERS SHOULD GIVE FULL TITLE. THIS PROXY SHALL BE VALID AND MAY BE VOTED REGARDLESS OF THE FORM OF SIGNATURE, HOWEVER.)